FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

HOWARD CAPITAL MANAGEMENT, INC

THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT is made and entered into as of February 21, 2018, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Howard Capital Management, Inc., a Delaware Corporation (the “Adviser”) located at 1145 Hembree Rd, Roswell, GA 30076.

RECITALS:

WHEREAS, the parties previously entered into an Investment Advisory Agreement between Northern Lights Fund Trust III and the Adviser, dated as of August 18, 2016 (the “Agreement”);

WHEREAS, the Agreement continues in effect with respect to the HCM Income Plus Fund (the “Fund”) from year to year; provided, such continuance is approved at least annually before November 8th, (“Expiration Date”) each year by vote of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust;

WHEREAS, the purpose of this Amendment is to designate a new Expiration Date for the Agreement in order to align its annual renewal with other investment advisory agreements between the Adviser and the Trust;

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Expiration Date in the Agreement is hereby amended to require annual approval to occur before March 11th each year, beginning in 2019.
2.	The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Richard Malinowski

Name: Richard Malinowski

Title: President

HOWARD CAPITAL MANAGEMENT, INC.

By: /s/ Vance Howard

Name: Vance Howard

Title: CEO